Exhibit 99.1

JOBY AVIATION TO LIST ON NYSE THROUGH MERGER

WITH REINVENT TECHNOLOGY PARTNERS

Company has spent more than a decade developing piloted, all-electric, vertical takeoff and landing passenger aircraft, with over 1,000 test flights conducted to date

Intends to operate clean, quiet and affordable air taxi service starting in 2024

First company to agree certification basis for an eVTOL aircraft with FAA

First company to be granted airworthiness approval for an eVTOL aircraft by U.S. Air Force

Company has strategic partnership with Toyota for production and recently acquired Uber Elevate

Transaction values combined company at $6.6 billion post-money equity value, and is expected to provide approximately $1.6 billion in gross proceeds

Includes $910 million of fully committed funding (inclusive of an $835 million fully committed PIPE) anchored by strategic partners and institutional investors including Uber Technologies, Inc., The Baupost Group, funds and accounts managed by BlackRock, Fidelity Management & Research LLC and Baillie Gifford

Up to five-year lock-up agreement and price-based vesting on certain sponsor shares ensures unprecedented long-term alignment, with some shares not vesting until Company achieves $30 billion market capitalization

Proceeds are expected to fund Company through start of passenger service launch, including certification of aircraft and development of manufacturing facilities

Reid Hoffman of Reinvent to join Company Board of Directors

SANTA CRUZ, CA, February 24, 2021 –(BUSINESS WIRE)– Joby Aviation (“Joby” or the “Company”), a transportation company developing an all-electric, vertical take-off and landing aircraft that it intends to operate as a commercial passenger aircraft beginning in 2024, has entered into a definitive business combination agreement with Reinvent Technology Partners (“Reinvent” or “RTP”) (NYSE:RTP), a special purpose acquisition company that takes a “venture capital at scale” approach to partnering with bold leaders and companies. Upon the closing of the transaction, the combined company will be named Joby Aviation, and become publicly traded, with its common stock expected to be listed on the New York Stock Exchange.

With more than 1,000 test flights completed over the last 10 years, Joby Aviation has secured a substantial first-mover advantage in the aerial ridesharing industry. In 2020, the Company became the first to agree to a certification basis for an electric vertical takeoff and landing (“eVTOL”) aircraft with the Federal Aviation Administration (“FAA”) and in the same year received the U.S. Air Force’s first ever airworthiness approval for an eVTOL aircraft.

The Company intends to revolutionize how people move by unlocking the possibility to leapfrog sustainably over the gridlock below in its piloted, four-passenger, emissions free aircraft, which can travel up to 150 miles at speeds up to 200 miles per hour.

The proceeds from this transaction are expected to fund the business through the start of commercial operations, including certification of the aircraft and development of manufacturing facilities.

Management Comments

JoeBen Bevirt, Founder and CEO of Joby Aviation, said:

“For the last decade, we have been laser-focused on one task - developing the best possible technology for this market.

“But our long-term vision has always been to build a global passenger service, helping a billion people to save an hour every day, while contributing to the protection of our precious planet.

“Today’s transaction lets us look ahead to the next decade and provides us with the resources we need to bring our vision to life.

“Since our very first meeting it was clear that Reinvent shared our fundamental desire to have a positive, long-term impact on the world and we couldn’t be more excited to welcome them onboard.”

Paul Sciarra, Executive Chairman of Joby Aviation, said:

“While traveling is central to human existence, it’s often painfully inefficient and is only getting worse.

“By rethinking how air travel is delivered, we can open up new ways of moving around congested cities and under-served rural communities, helping to tackle congestion and climate change at the same time.

“Aerial ridesharing will drive a generational shift in how we travel this century, just as the railroad and the jet aircraft did in previous centuries.”

Reid Hoffman, LinkedIn Co-Founder and Co-Lead Director of Reinvent Technology Partners, who will join the combined company Board of Directors, said:

“Reinvent invests in world-class founders and teams who are developing industry-leading products and services that have the potential to impact millions of lives.

“In Joby we see a remarkable founder-led team that has quietly delivered the most advanced technology we’ve seen in this sector.

“With valuable strategic partnerships including Toyota and Uber, a compelling business model and an unparalleled track-record of executing against its targets, we believe Joby is well-positioned to create a transformative new human-centered mobility network.

“Through our venture capital at scale approach, we are committed to Joby’s long-term success as it continues on its journey to revolutionize commutes and drive decades of innovation in human movement.”

Delivering the Future of Sustainable Transport

Joby Aviation plans to launch commercial operations in the United States in 2024, before scaling its service globally. Air taxi networks can be scaled rapidly and efficiently using existing heliport or airport infrastructure, with the number of routes in a network growing exponentially as new vertiports are introduced.

Joby’s aircraft has been specifically designed to achieve cost-effective manufacturing and operations, allowing the Company to offer affordable flights at scale, democratizing air travel and transforming human networks. The market opportunity for aerial mobility has been estimated at $500+ billion for the United States, while the total addressable global market is expected to exceed $1 trillion.1

In 2020, Toyota Motor Corporation led Joby’s $620 million Series C round, forming a strategic partnership that sees Toyota engineers working shoulder-to-shoulder with Joby on projects such as factory layout and manufacturing process development.

Joby Aviation also recently finalized the terms of an enhanced relationship with Uber Technologies, Inc. that sets Joby apart in terms of commercial readiness. Under the agreement, the companies will integrate their respective services into each other’s apps, enabling future customers to enjoy seamless multi-modal travel. Joby also acquired Uber Elevate, a division of Uber focused on the aerial ridesharing market. The acquisition included key personnel and a suite of software tools focused on multi-modal operations management and demand simulation, fed by Uber’s data.

In December 2020, the U.S. Air Force granted Joby Aviation its first ever airworthiness approval for an eVTOL aircraft as part of its Agility Prime program, designed to accelerate the commercial adoption of electric aviation.

Earlier this month, Joby announced that it had agreed to a “G-1” certification basis for its aircraft with the Federal Aviation Administration. Formalized in 2020, the agreement specifies the requirements that need to be met by Joby’s aircraft for it to be certified for commercial operations. Joby is the first eVTOL aircraft to have achieved this milestone, marking a watershed moment for the industry and providing a clearly defined path for the certification of its aircraft.

Construction is expected to begin on a 450,000 square foot manufacturing facility, designed in conjunction with Toyota, later this year.

[1]	https://www.nasa.gov/sites/default/files/atoms/files/bah-uam-executive-briefing-to-post.pdf

The film shows the aircraft taking off vertically before transitioning to forward flight and then landing vertically. Click here to view the footage and here to download the footage.

Transaction Overview

The pro forma implied market capitalization of the combined company is $6.6 billion, at the $10.00 per share PIPE subscription price and assuming no public shareholders of Reinvent exercise their redemption rights. The Company will receive at the time of transaction close up to $690 million in proceeds from Reinvent’s cash in trust and an $835 million private placement of common stock at a $10.00 per share value and will also convert a $75 million convertible note into common stock at a $10.00 per share value. The private placement is led by strategic and institutional investors including The Baupost Group, funds and accounts managed by BlackRock, Fidelity Management & Research LLC and Baillie Gifford. Existing Joby shareholders have agreed to roll 100% of their equity into the new company and will remain majority owners of the combined company at closing. All references to cash on the balance sheet, available cash from the trust account and retained transaction proceeds are subject to any redemptions by the public shareholders of RTP and payment of transaction expenses.

Joby and Reinvent have developed an unprecedented structure providing for significant long-term alignment. Both parties have agreed to a long-term lock-up on founder shares for up to five years, and a robust earnout structure with full vesting not realized until the share price reaches $50 per share (implying over a $30 billion market capitalization). Major stockholders and key executives of Joby have agreed to enter into separate lockup agreements as well.

The boards of directors of both Reinvent and Joby have unanimously approved the transaction, which is expected to close by the end of the second quarter of 2021. The transaction remains subject to Reinvent shareholder approval and other customary closing conditions.

Additional information about the proposed transaction will be provided in a Current Report on Form 8-K to be filed by Reinvent today with the Securities and Exchange Commission and available at www.sec.gov.

A more detailed description of the transaction terms and copies of the key transaction agreements will be included in a current report on Form 8-K to be filed by Reinvent with the SEC.

Advisors

Skadden, Arps, Slate, Meagher & Flom LLP, served as legal advisor to Reinvent. Morgan Stanley & Co. LLC and Allen & Company LLC served as placement agents on the PIPE transaction. Latham & Watkins LLP served as legal advisor and Morgan Stanley & Co. LLC and Allen & Company LLC served as financial advisors to Joby.

Conference Call, Webcast and Presentation Information

Management of Joby and RTP will host an investor call on February 24, 2021 at 8:00 A.M. ET to discuss the proposed transaction. The conference call will be accompanied by a detailed investor presentation.

A live webcast of the call will be available here, and can also be accessed on the Joby website here and RTP’s website here. For those who wish to participate by telephone, please dial 1-877- 407-3982 (U.S.) or 1-201-493-6780 (International) and reference the Conference ID 13716595. A replay of the call will also be available via webcast here and on the Joby website here.

In addition, RTP will file an investor presentation with the SEC as an exhibit to a Current Report on Form 8-K prior to the call, which will be available on the SEC’s website at www.sec.gov.

All materials can also be found on the Joby website at jobyaviation.com/investor-relations/ and at https://a.reinventtechnologypartners.com/investor-relations.

About Joby Aviation

Joby Aviation is a California headquartered transportation company developing an all-electric vertical takeoff and landing aircraft which it intends to operate as a fast, quiet, and affordable air taxi service beginning in 2024. The zero emissions aircraft, which is quiet at takeoff and near silent when flying overhead, can transport four passengers and a pilot up to 150 miles on a single charge and can cruise at 200 mph. It is designed to help reduce urban congestion and accelerate the shift to sustainable modes of transit. Founded in 2009, Joby employs more than 700 people, with offices in Santa Cruz, San Carlos, and Marina, California, as well as Washington D.C. and Munich, Germany. To learn more, visit www.jobyaviation.com

About Reinvent Technology Partners

Reinvent Technology Partners is a newly formed special purpose acquisition company led by Reid Hoffman, Mark Pincus and Michael Thompson, that takes a “venture capital at scale” approach to partnering with bold leaders and companies. RTP will support a technology business to innovate and achieve entrepreneurship at scale by leveraging its team’s operating expertise as founders of iconic technology companies, their experience building companies as advisors and board members, and the capital raised in its initial public offering.

Important Information for Investors and Stockholders

This Press Release relates to a proposed transaction between RTP and Joby Aviation. This Press Release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. RTP intends to file a registration statement on Form S-4 with the SEC, which will include a document that serves as a prospectus and proxy statement of RTP, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all RTP shareholders. RTP also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of RTP are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by RTP through the website maintained by the SEC at www.sec.gov.

The documents filed by RTP with the SEC also may be obtained free of charge at RTP’s website at https://www.reinventtechnologypartners.com or upon written request to 215 Park Avenue, Floor 11 New York, NY.

Participants in the Solicitation

RTP and Joby Aviation and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from RTP’s shareholders in connection with the proposed transaction. A list of the names of the directors and executive officers of RTP and information regarding their interests in the business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

Forward Looking Statements

This Press Release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between RTP and Joby Aviation. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this Press Release, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of RTP’s securities, (ii) the risk that the transaction may not be completed by RTP’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by RTP, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the Agreement and Plan of Merger, dated as of February 23, 2021 (the “Merger Agreement”), by and among RTP, Joby Aero, Inc. and RTP Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of RTP, by the shareholders of RTP, the satisfaction of the minimum trust account amount following redemptions by RTP’s public shareholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the transaction, (v) the inability to complete the PIPE investment in connection with the transaction, (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (vii) the effect of the announcement or pendency of the transaction on Joby Aviation’s business relationships, operating results and business generally, (viii) risks that the proposed transaction disrupts current plans and operations of Joby Aviation and potential difficulties in Joby Aviation employee retention as a result of the transaction, (ix) the outcome of any legal proceedings that may be instituted against Joby Aviation or against RTP related to the Merger Agreement or the transaction, (x) the ability to maintain the listing of RTP’s securities on a national securities exchange, (xi) the price of RTP’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which RTP plans to operate or Joby Aviation operates, variations in operating performance across competitors, changes in laws and regulations affecting RTP’s or Joby Aviation’s business and changes in the combined capital structure, (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the transaction, and identify and realize additional opportunities, and (xiii) the risk of downturns and a changing regulatory landscape in the highly competitive aviation industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of RTP’s registration on Form S-1 (File No. 333-248497), the registration statement on Form S-4 discussed above and other documents filed by RTP from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and RTP and Joby Aviation assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither RTP nor Joby Aviation gives any assurance that either RTP or Joby Aviation or the combined company will achieve its expectations.

Contacts:

For Joby Aviation

Investors:

investors@jobyaviation.com

+1-831-201-6006

Media:

press@jobyaviation.com

For Reinvent Technology Partners

Investors:

ir@reinventtechnologypartners.com

Media:

Ed Trissel / Jon Keehner / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449